Exhibit 4.13

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.  THE ISSUER OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PROMISSORY NOTE

$18,650,300.00	October 14, 2014

FOR VALUE RECEIVED, Clean Energy, a California corporation (“CLNE”) promises to pay to NG Advantage LLC, a Delaware limited liability company (“NGA”), or its permitted assigns, in lawful money of the United States of America the principal sum of $18,650,300.00 or such lesser amount as shall equal the outstanding principal amount hereof, as provided in this Promissory Note (the “Note”).

The following is a statement of the rights of NGA and the conditions to which this Note is subject, and to which NGA, by the acceptance of this Note, agrees:

1.                                      Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Event of Default” has the meaning given in Section 3 hereof.

“NGA” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Purchase Agreement” shall mean that certain Common Unit Purchase Agreement dated October 14, 2014 between NGA and the investors listed on the schedule of investors thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

2.                                      Payments.

(a)         No Interest.  The unpaid principal amount of this Note will not bear interest.

(b)         Payments.  The principal amount of this Note will be payable in two payments as follows: (i) a payment in the aggregate principal amount of $3,000,000.00, which will be due no later than January 13, 2015, and (ii) one or more payments of the remaining aggregate principal amount of $15,650,300.00 or such lesser amount as shall equal the outstanding principal amount hereunder, which will be due no later than April 1, 2015 (each, a “Payment Date”).  Notwithstanding the foregoing scheduled Payment Dates, CLNE may prepay all or any part of the unpaid principal under this Note upon two business days’ prior written notice to NGA, and the date on which any such prepayment is made shall be a Payment Date hereunder.

(c)          Right of Offset. If any representation or warranty made by NGA pursuant to Section 3 of the Purchase Agreement shall fail to be true and correct resulting in a Material Adverse Effect (as defined in the Purchase Agreement), CLNE shall have the right to offset any damages or costs CLNE suffers or incurs by reason of such breach of the representations and warranties made by NGA pursuant to the Purchase Agreement against its payments of the outstanding principal amount due under this Note.  Nothing in this Section 2(c) shall limit CLNE’s remedies under the Purchase Agreement.

(d)         Receipt of Units Upon Payment. Upon the receipt of a payment on each Payment Date, CLNE shall receive a number of the Common Units of NGA (the “Common Units”) equal to the aggregate principal amount of this Note repaid on such Payment Date divided by $15.26, rounded down to the nearest whole unit and NGA shall thereupon update its unit ledger and all other applicable books and records to reflect the issuance to CLNE of all such Common Units; provided that on the date on which CLNE makes the final payment of outstanding principal under this Note, CLNE shall also receive the number of Common Units equal to the balance of the total Common Units not previously issued on the prior Payment Dates and NGA shall promptly thereupon update its unit ledger and all other applicable books and records to reflect the issuance to CLNE of all such Common Units.  Any Common Units which have not been released to CLNE pursuant to this Section 2(d) shall be referred to herein as the “Remaining Units.”

3.              Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)         Failure to Pay.  CLNE shall fail to pay when due any principal payment on the due date hereunder and such payment shall not have been made within five (5) business days after CLNE’s receipt of written notice of such failure to pay; or

(b)         Voluntary Bankruptcy or Insolvency Proceedings. CLNE shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(c)          Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of CLNE, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to CLNE, if any, or of the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced or an order for relief entered and shall not be dismissed or discharged within 45 days of commencement.

4.                                      Rights of NGA upon Event of Default. Notwithstanding any contrary provision of this Agreement, upon the occurrence of an Event of Default under Section 3, as NGA’s sole and exclusive remedy hereunder, NGA shall have the right to elect either (but not both) that: (a) the Remaining Units as of the date of the occurrence of such Event of Default will be forfeited and automatically cancelled upon such date (such date, the “Return Date”) and CLNE will have no further rights thereunder and the principal amount of the Note shall be automatically reduced by an amount equal to the number of Common Units being forfeited and reacquired multiplied by $15.26, or (b) CLNE shall retain ownership of all Remaining Units and NGA shall be entitled institute legal proceedings to collect the outstanding principal amount due pursuant to this Note as of the date of the occurrence of the Event of Default; provided that CLNE shall not be able to transfer the portion of the Remaining Units for which payment has not been made to NGA pursuant to this Note pending resolution of the legal proceedings.  If NGA elects the remedy set forth in clause (a) in the preceding sentence, on or promptly after the Return Date, NGA shall deliver a written notice to CLNE informing CLNE of the return of the Common Units to NGA pursuant to this Section 4 (the “Return Notice”); provided that, delivery of the Return Notice shall not be a condition to the return of the Remaining Units to NGA pursuant to this Section 4.

5.                                      Update of Unit Ledger.

(a)         To ensure the availability for delivery of CLNE’s Remaining Units upon each Payment Date, NGA’s unit ledger and other applicable books and records shall not be updated until the corresponding principal payments are made with respect thereto pursuant to this Note.  Accordingly, NGA shall promptly update its unit ledger and all other applicable books and records for a corresponding number of Common Units as principal payments are made under this Note pursuant to Section 2(d), and any of the Remaining Units forfeited pursuant to Section 4 shall be cancelled on the books and records of NGA.

(b)         Subject to the terms hereof, CLNE shall have title to and all the Member Rights (as defined in the Amended and Restated Limited Liability Company Operating Agreement of NGA of even date herewith) of a unitholder with respect to all Remaining Units until and unless they are validly cancelled hereunder, including without limitation, the right to vote the Remaining Units and to receive any distributions declared thereon, and CLNE shall be treated as the owner of all Remaining Units for income tax purposes.

(c)          In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of NGA affecting the Common Units, the Remaining Units shall be increased, reduced or otherwise changed, and by virtue of any such change CLNE shall, in its capacity as owner of the Remaining Units that have been sold to CLNE, be entitled to new or additional or different units, cash or securities (other than rights or warrants to purchase securities) resulting from such an event, and such new or additional or different units, cash or securities shall thereupon be considered “Remaining Units” and shall be subject to all of the conditions and restrictions applicable to Remaining Units pursuant to this Note.  If CLNE receives rights or warrants with respect to any Remaining Units, such rights or warrants may be held or exercised by CLNE; provided that until such exercise any such rights or warrants and after such exercise any units or other securities acquired by the exercise of such rights or warrants shall, in each case, be considered Remaining Units and shall be subject to all of the conditions and restrictions applicable to Remaining Units pursuant to this Note.

6.                                      Representations of CLNE.  CLNE represents and warrants to NGA that:

(a)         Due Incorporation, Qualification, etc. CLNE is a corporation duly organized and validly existing under the laws of the State of California.

(b)         Authority. The execution and delivery of this Note and the performance by CLNE of its obligations hereunder (i) are within the power of CLNE and (ii) have been duly authorized by all necessary actions on the part of CLNE.

(c)          Enforceability.  This Note has been, or will be, duly executed and delivered by CLNE.

(d)         Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of this Note by CLNE and the performance and consummation of the transactions contemplated hereby, other than such as have been obtained and remain in full force and effect and other than such qualifications or filings under applicable securities laws as may be required in connection with the issuance of this Note.

(e)          Litigation. No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of CLNE, threatened in writing against CLNE at law or in equity in any court or before any other governmental authority that seek to enjoin, either directly or indirectly, the execution or delivery of this Note by CLNE or the performance by CLNE of its obligations hereunder.

7.                                      Miscellaneous.

(a)         Successors and Assigns; Transfer of this Note.

(i)             Subject to the restrictions on transfer described in this Section 7(a), the rights and obligations of CLNE and NGA shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii)          Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by either party without the prior written consent of the other party.

(b)         Waiver and Amendment.  This Note may not be amended, waived or modified without the written consent of each of CLNE and NGA.

(c)          Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and mailed (including electronic mail) or delivered to each party at the respective addresses of the parties set forth on the signature page hereto, or at such other address or electronic mail addresses as a party shall have furnished to the other party in accordance with this Section 7(c).  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by electronic mail message (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(d)         Waivers.  Except as set forth in Section 3(a), CLNE hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(e)          Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

(f)           Waiver of Jury Trial.  By acceptance of this Note, NGA hereby agrees and CLNE hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note.

(g)          Counterparts.  This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

(Signature Page Follows)

CLNE has caused this Note to be issued as of the date first written above.

CLEAN ENERGY,
a California corporation

		By:	/s/ Andrew J. Littlefair

		Name:	Andrew J. Littlefair

		Title:	President and Chief Executive Officer

Address: 4675 MacArthur Court, Suite 800
Newport Beach, CA 92660
Attention: Vice President and General Counsel
Email: njensen@cleanenergyfuels.com

Acknowledged and agreed to by:

NG ADVANTAGE LLC,
a Delaware limited liability company

By:	/s/ Tom Evslin

Name:	Tom Evslin

Title:	Chief Executive Officer

Address: 480 Hercules Drive
Colchester, VT 05446
Attention: Tom Evslin
Email: tevslin@ngadvantage.com

(Signature Page to Promissory Note)